Exhibit F





                                TROUTMAN SANDERS
                              600 PEACHTREE STREET
                                   SUITE 5200
                                ATLANTA, GA 30308
                                  404-885-3000



                                 March 12, 1996



Securities and Exchange Commission
Washington, DC  20549

    Re:      Statement on Form U-1 of
             The Southern Company
             File No. 70-8789

Ladies and Gentlemen:

    We are familiar with the statement on Form U-1 referred to above and are furnishing this opinion with respect to the proposed borrowing, from time to time prior to April 1, 2001, by The Southern Company ("Southern") of an aggregate principal amount not to exceed $2,000,000,000 at any one time outstanding to be evidenced by notes payable to lenders or commercial paper in the form of promissory notes.

    We are of the opinion that Southern is a validly organized and duly existing corporation under the laws of the State of Delaware and that upon the issuance of your order herein and in the event that the proposed transactions by Southern are consummated in accordance with such statement on Form U-1 and such order:

    (a) all State laws applicable to such proposed transactions by Southern will have been complied with;

    (b) the notes evidencing such borrowings will be valid and binding obligations of Southern in accordance with their terms; and

    (c) the consummation of such proposed transactions by Southern will not violate the legal rights of the holders of any securities issued by Southern or any associate company thereof.

    We hereby consent to the use of this opinion in connection with the above-mentioned statement on Form U-1.

                                Very truly yours,

                               /s/TROUTMAN SANDERS